Exhibit 99.2

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES COMMENCEMENT OF

TENDER OFFER FOR JUNIOR-PRIORITY SECURED NOTES DUE 2023

FRANKLIN, Tenn. (January 19, 2021) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has commenced a cash tender offer (the “Tender Offer”) for up to $750 million of the Issuer’s approximately $1,769 million aggregate principal amount outstanding Junior-Priority Secured Notes due 2023 (the “2023 Junior-Priority Secured Notes”) on the terms and subject to the conditions set forth in the Issuer’s Offer to Purchase dated January 19, 2021.

The Tender Offer will expire at 11:59 p.m., New York City time, on February 16, 2021 (the “Expiration Time”), unless extended or earlier terminated by the Issuer. The Issuer reserves the right to amend, extend or terminate the Tender Offer at any time subject to applicable law.

Certain information regarding the 2023 Junior-Priority Secured Notes and the terms of the Tender Offer is summarized in the table below.

CUSIP No.	Title of Security	Aggregate Principal Amount Outstanding	Tender Cap	Total Consideration[1]		Early Tender Payment[1]		Tender Offer Consideration[1]
12543D AZ3 U17127AH1	Junior-Priority Secured Notes due 2023	$1,768,697,000	$750,000,000	$	1,065.00	$	30.00	$1,035.00

(1)

Per $1,000 principal amount of 2023 Junior-Priority Secured Notes accepted for purchase. Holders who validly tender and do not validly withdraw their 2023 Junior-Priority Secured Notes and whose 2023 Junior-Priority Secured Notes are accepted for purchase in the Tender Offer will also be paid accrued and unpaid interest from and including the interest payment date immediately preceding the applicable settlement date to, but not including, the applicable settlement date.

Each holder who validly tenders, and does not validly withdraw, its 2023 Junior-Priority Secured Notes on or prior to 5:00 p.m., New York City time, on February 1, 2021, unless extended (such date and time, as the same may be extended, the “Early Tender Deadline”) will be entitled to an early tender payment, which is included in the total consideration above, of $30.00 for each $1,000 principal amount of 2023 Junior-Priority Secured Notes validly tendered by such holder if such 2023 Junior-Priority Secured Notes are accepted for purchase pursuant to the Tender Offer.

Holders validly tendering, and not validly withdrawing, 2023 Junior-Priority Secured Notes after the Early Tender Deadline and on or before the Expiration Time will be eligible to receive only the tender offer consideration, which represents the total consideration less the early tender payment.

In addition, holders whose 2023 Junior-Priority Secured Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date for their 2023 Junior-Priority Secured Notes purchased pursuant to the Tender Offer. The 2023 Junior-Priority Secured Notes tendered prior to 5:00 p.m., New York City time, on February 1, 2021 (the “Withdrawal Deadline”), may be withdrawn at any time prior to the Withdrawal Deadline. 2023 Junior-Priority Secured Notes tendered after the Withdrawal Deadline may not be withdrawn.

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CYH Announces Commencement of Tender Offer for Junior-Priority Secured Notes Due 2023

January 19, 2021

Subject to the satisfaction or waiver of certain conditions, the Issuer reserves the right, following the Early Tender Deadline, to accept for purchase prior to the Expiration Time all 2023 Junior-Priority Secured Notes validly tendered on or prior to the Early Tender Deadline (the “Early Settlement Election”). The Issuer will announce whether it intends to exercise the Early Settlement Election (the “Early Settlement Announcement”) following the Early Tender Deadline. If the Issuer exercises the Early Settlement Election, it will pay the total consideration promptly following the Early Settlement Announcement (the “Early Settlement Date”), plus accrued and unpaid interest on the purchased 2023 Junior-Priority Secured Notes from the interest payment date for the 2023 Junior-Priority Secured Notes immediately preceding the Early Settlement Date to, but not including, the Early Settlement Date.

The Issuer’s obligation to accept for purchase, and to pay for, 2023 Junior-Priority Secured Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, including, among others, the condition that the Issuer has completed a debt financing on terms and conditions satisfactory to it yielding gross cash proceeds of $750 million or more (the “Financing Condition”). The complete terms and conditions of the Tender Offer are set forth in the Tender Offer documents that are being sent to holders of 2023 Junior-Priority Secured Notes. Holders of 2023 Junior-Priority Secured Notes are urged to read the Tender Offer documents carefully.

The Issuer has retained Credit Suisse Securities (USA) LLC to act as dealer manager in connection with the Tender Offer. Questions about the Tender Offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 538-2147 (collect). Copies of the Tender Offer documents and other related documents may be obtained from Global Bondholder Services Corporation, the depositary and information agent for the Tender Offer, at (866) 470-3800 (toll free) or (212) 430-3774 (collect) or email contact@gbsc-usa.com.

The Tender Offer is being made solely by means of the Tender Offer documents. Under no circumstances shall this press release constitute an offer to purchase or sell or the solicitation of an offer to purchase or sell the 2023 Junior-Priority Secured Notes or any other securities of the Issuer or any other person, nor shall there be any offer or sale of any 2023 Junior-Priority Secured Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, nothing contained herein constitutes a notice of redemption of the 2023 Junior-Priority Secured Notes. No recommendation is made as to whether holders of the 2023 Junior-Priority Secured Notes should tender their 2023 Junior-Priority Secured Notes.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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Investor Contacts: Kevin J. Hammons, 615-465 7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs